Exhibit 10.4

CONFIDENTIALITY, NON-COMPETITION AND ASSIGNMENT AGREEMENT

THIS Confidentiality, Non-Competition and Assignment Agreement (“Agreement”) is entered into by iSpecimen, Inc., a Delaware corporation (the “Company”) and _____________________ (“I” or “Employee”).

WHEREAS, the Company, utilizing its proprietary technology including, but not limited to, software applications that link electronic medical records and clinical laboratory specimens (the “Proprietary Technology”), is presently engaged in the business of the collection of biospecimens from hospitals, clinical laboratories, and similar institutions (the “Partners”) for distribution and sale to research organizations, academic institutions, government facilities, biopharmaceutical, and diagnostic companies and similar organizations and entities (the “Customers”) ; and

WHEREAS, the Company has and is devoting substantial time, effort, and expense to develop its reputation and goodwill in this industry through repeated dealings with Partners and Customers and as the result of marketing efforts, referrals, advertising, and the like; and

WHEREAS, in the course of performing his or her responsibilities for the Company, the Employee will receive and have access to the Proprietary Technology and to Company and Customer Confidential Information, and will have access to and direct contact with the Company’s Partners, Customers, and employees and, as a result, will develop relationships and goodwill with them; and

WHEREAS, in return for signing this Agreement, the Employee is being employed by the Company, is receiving compensation, benefits, and other privileges as an employee, and is receiving other good and valuable consideration, which is sufficient to induce the Employee to sign the Agreement;

NOW, THEREFORE, the Company and Employee acknowledge and agree as follows:

1.	Acknowledgments

1.1. Review of Agreement: I acknowledge that the Company has provided me with sufficient time and opportunity to review this Agreement and obtain advice from an attorney, should I so desire. I further acknowledge that the Company has provided me with sufficient opportunity to ask any questions that I may have about this Agreement, and, if I did ask any questions that the Company provided answers to my satisfaction. As a result, I acknowledge that I understand the terms and effect of this Agreement.

1.2. Fiduciary Relationship: I acknowledge that the Company is placing its trust and confidence in me in my role as an employee of the Company by providing me with access to and entrusting me with knowledge of Company and Customer Confidential Information, with the expectation that I will protect the Company’s relationships with Partners, Customers, employees, and the community. I also acknowledge that, due to the nature of the Company’s business, the Company’s good reputation is one of its most import and valuable assets. Thus, I understand and agree that I have a fiduciary duty to the Company, and will, during the Employment Period, act only with the utmost good faith and loyalty to the Company.

1.3. At-Will Employment: I acknowledge that this Agreement does not create a separate contract of employment; and I understand that I am employed at will by the Company, and that this Agreement does not create an obligation of the Company or any other Person or entity to continue my employment. As such, I understand that my employment may be terminated at any time, and for any reason, by me or by the Company.

2.	Confidentiality and Company Property

2.1. Ownership: I agree that the Company owns and has all right, title, and interest to the Proprietary Technology, all Company Confidential Information, and all Company Property, and that I have no right, title, or interest whatsoever in or to any of the Proprietary Technology, Company Confidential Information, or Company Property, even if created or developed in whole or in part by me during the Employment Period.

2.2. Non-Disclosure: During the Employment Period and thereafter, I will not, directly or indirectly, disclose, give to, make accessible, or assist to disclose, give to, or make accessible to any Person who is not employed by the Company, any of the Proprietary Technology, Company Confidential Information, or Company Property, unless expressly authorized to do so by the Company or except as may be required by any applicable law or by order of a court of competent jurisdiction, a regulatory, or governmental body. During the Employment Period and thereafter, I will not, directly or indirectly, disclose, give to, make accessible, or assist to disclose, give to, or make accessible to any Person who is not employed by the Company any of the Proprietary Technology, Customer Confidential Information, except in connection with the servicing of a Partner or Customer, or as otherwise authorized by the Company, or except as may be required by any applicable law or by order of a court of competent jurisdiction, a regulatory, or governmental body.

2.3. Non-Use: During the Employment Period, I will not use, implement, or assist in the use or implementation of any Proprietary Technology, Company Confidential Information, Customer Confidential Information, or Company Property for any purpose other than the sole and exclusive business purposes of the Company, unless expressly authorized to do so by the Company. After the Employment Period, I will not, directly or indirectly, use, implement, or assist in the use or implementation of any Proprietary Technology, Company Confidential Information, Customer Confidential Information, or Company Property for any purpose whatsoever, unless expressly authorized to do so in writing by the Company.

2.4. Return/Destruction of Materials: During the Employment Period, I will promptly return to the Company any and all documents, information, electronic data, and any other materials that contain, constitute, or comprise the Proprietary Technology, Company Confidential Information, Customer Confidential Information, or Company Property within my custody, possession, or control at any time the Company asks me to do so. Within forty-eight (48) hours following the Employment Period, I will return to the Company any and all documents, information, electronic data, and any other materials that contain, constitute, or comprise the Proprietary Technology, Company Confidential Information, Customer Confidential Information, or Company Property within my custody, possession, or control, and I will provide a signed certification to the Company that I have done so. Within forty-eight (48) hours following the Employment Period, I will delete and erase any of the Proprietary Technology, Company Confidential Information, Customer Confidential Information, and Company Property stored electronically on all personal electronic devices within my custody, possession, or control, and I will provide a signed certification to the Company that I have done so, unless otherwise instructed by the Company to refrain from doing so.

3.	Non-Competition and Non-Solicitation

3.1. Non-Competition during the Employment Period: During the Employment Period, I will not Engage in Competition with the Company, and I will not Prepare to Compete with the Company.

3.2. Non-Competition during the Restricted Period: During the Restricted Period, (i) I will not Engage in Competition with the Company anywhere within the Restricted Territory (the “Non-Competition Covenant”).

3.3. Non-Solicitation: During the Employment Period and for the Restricted Period thereafter, I will not hire or in any manner assist any other Person to hire any Employee of the Company, or solicit, induce, entice, or attempt to solicit, induce, or entice any employee of the Company to become employed by or perform work for any Person other than the Company.

3.4. Prior Agreements: I hereby represent that, except as I have fully disclosed previously in writing to Company, I am not bound by the terms of any agreement with any previous employer or other party to refrain from using or disclosing any trade secret or confidential or proprietary information in the course of my employment with the Company. I further represent that my performance of all the terms of this Agreement as an employee of Company does not and will not breach any agreement to keep in confidence proprietary information, knowledge, or data acquired by me in confidence or in trust prior to my employment with Company. I will not disclose to Company or induce the Company to use any confidential or proprietary information or material belonging to any previous employer or others.

3.5. Subsequent Employment: I will, within ten (10) calendar days after accepting any employment (other than with respect to the Company and/or its affiliates) advise the Company of the identity of such employer. The Company may serve notice upon each such employer that I am bound by this Agreement, and furnish each such employer with a copy of this Agreement or relevant portions thereof.

3.6. Consideration:

[OPTION 1] I agree and acknowledge that mutually agreed upon consideration, in the form of a equity / options / signing bonus in the amount of $_______ to which I would not otherwise be entitled, exists to support the Non-Competition Covenant.

[OPTION 2] As consideration for the Non-Competition Covenant, the Company agrees to pay, and I agree to accept, garden leave for the duration of the Restricted Period, equivalent to fifty percent (50%) of my highest annualized base salary paid by the Company within the two (2) years preceding the termination of the Employment Period, paid on a pro-rata basis pursuant to the Company’s ordinary payroll practices (the “Garden Leave”). If the Restricted Period has been increased beyond 12 months as a result of my breach of a fiduciary duty to the Company or if I have unlawfully taken, physically or electronically, property belonging to the Company, the Company shall not be required to provide Garden Leave to me during the extension of the Restricted Period. I agree that the Company may, at the time of the termination of employment and at Company’s sole option, release me from the Non-Competition Covenant and the Company shall have no obligation to pay Garden Leave. I acknowledge and agree that I may request to be released from the Non-Competition Covenant at any time during the Restricted Period, which request may be allowed by the Company in its sole discretion. I agree that this mutually agreed upon consideration supports the Non-Competition Covenant.

3.7. Right to Counsel: I acknowledge that I am being advised in writing pursuant to this Agreement that I have the right to consult with an attorney of my choosing, at my full expense, prior to entering into this Agreement, and at the time of signing have had the opportunity to do so or not do so as I have chosen. I acknowledge that I have received a copy of this Non-Competition Covenant by the earlier of the Company’s formal offer of employment or ten business days before the commencement of my employment.

4.	Assignment of Developments

4.1. Ownership of Developments: I agree that all Developments in which I was, am, or become involved in any way during the Employment Period are, shall be, and remain the sole and exclusive property of the Company. I hereby assign to the Company any and all of my right, title, and interest in and to all such Developments. To the extent that I was, am, or become involved in any Developments that are copyrightable works, I agree that those works are specifically intended to be works made for hire and shall be the property of the Company.

4.2. Disclosure of Developments: I agree to disclose to the Company all Developments in which I was, am, or become involved no less than ten (10) days after I learn or become aware of any Development, unless the Development is already known to the Company.

4.3. Actions to Assign: During the Employment Period, I agree to take any and all actions to fully assign all Developments to the Company, including, but not limited to, signing applications, assignments, and other documents reasonably requested by the Company to protect the Company’s interests in Developments.

5.	Definitions

5.1. Company Confidential Information: “Company Confidential Information” means any and all information that the Employee receives, acquires, or learns, or that is provided to the Employee, that is related to the Company, and that is not generally known by Persons who are not employed by or associated with the Company. This term includes, but is not limited to: (1) documents, information, and electronic data related to client lists, business contact lists, employees, research, development, operations, sales, marketing, promotions, advertising, client service, human resources, information technology, finance, administration, manuals, texts, publications, instructions, agreements, costs, prices, processes, techniques, business plans, financial statements, tax returns, invoices, account information, billing records, account statements, checks, drafts, computer printouts, software, source code, and firmware; (2) documents and information that are marked or designated with a word or symbol indicating that the document or information should be considered confidential, such as “Confidential”, “Proprietary”, “Privileged”, “Restricted”, or “Trade Secret”; (3) documents and information that the Company informs the Employee, either in writing or orally, are confidential, and (4) documents and information that are trade secrets or the confidential or proprietary information of a third party, and that the Employee receives, acquires or learns from the Company or the Company provides to the Employee.

5.2. Company Property: “Company Property” means any and all documents, information, electronic data, software, source code, firmware, equipment, hardware, computer, electronic device, materials, goods, and any other thing of any kind or nature whatsoever that the Employee receives, acquires, or learns from the Company or the Company provides to the Employee that is not generally given or made accessible to Persons who are not Employed by the Company, unless the Company notifies the Employee in writing that the property is not considered Company Property.

5.3. Customer Confidential Information: “Customer Confidential Information” means any and all information that the Employee receives, acquires, or learns, or that is provided to the Employee, that a Customer would consider to be sensitive, confidential, or proprietary, and that is not generally known by Persons who are not employed by the Company or the Customer.

5.4. Development: “Development” means any and all ideas, know-how, discoveries, inventions, improvements, creations, documents, manuals, texts, publications, instructions, materials, methods, processes, techniques, formulas, designs, business plans, software, source code, and firmware related to any Service provided by the Company. Such a thing is related to Service provided by the Company if conceived of, created, generated, reduced to practice, or used by the Employee or any Person employed by the Company during the Employment Period related to any work performed for the Company or for any Customer, whether such work takes place in whole or in part at the Company’s facilities, at the Employee’s residence, or otherwise.

5.5. Employment Period: “Employment Period” means any and all dates on which the Employee is employed by the Company.

5.6. Engage in Competition: “Engage in Competition” means engaging in any activity that is or is intended to be, directly or indirectly, of the specific types of services provided by the Employee to the Company within the last two years of the Employment Period (the “Services”) and is related, directly or indirectly, to (i) the management, tracking or identification of biospecimens for any institution or organization, (ii) the sale or distribution of biospecimens to any person, firm or entity, or (iii) any other business or operations which are directly or indirectly competitive with business and operations of the Company. This term includes participating in any manner whatsoever in a business related endeavor, including, but not limited to, acting for oneself, including as a sole proprietor, principal, incorporator, contractor, member, Employee, partner, or owner of any entity; acting in concert with others, including as an employee, officer, director, agent, representative, principal, lender or holder of one percent (1%) or more of the equity interests of any Person; and making loans, gifts, or financial assistance to any Person who engages in competition with the Company. This term also includes providing Services, directly or indirectly, for or on behalf of any Partner or Customer, including, but not limited to, as an employee, consultant, or in any other capacity.

5.7. Person: “Person” means any individual, governmental body, agency, or entity, including but not limited to, a sole proprietorship, partnership, corporation, limited liability company, limited liability partnership, professional association, professional corporation, S corporation, and any other entity whatsoever.

5.8. Prepare to Compete: “Prepare to Compete” means to engage in activities related to starting or operating a business that would or does Engage in Competition, such as forming an entity, securing financing, leasing or purchasing real estate, leasing or purchasing equipment, interviewing, or hiring employees, or advertising; provided, however, that this term does not include activities such as interviewing for employment with an existing business.

5.9. Prospective Customer: “Prospective Customer” means any Person to whom the Company offers or proposes to sell any service provided by the Company, including any Person who was identified by the Company as a potential Customer and to whom the Company attempted to propose, market, or sell services.

5.10. Prospective Partner: “Prospective Partner” means any Person to whom the Company offers or proposes to sell any service provided by the Company, including any Person who was identified by the Company as a potential Partner and to whom the Company attempted to propose, market, or sell services.

5.11. Restricted Period: “Restricted Period” means the one (1) year immediately after the Employment Period, subject to extension as provided below. The Restricted Period shall be extended to two (2) years immediately after the Employment Period in the event the Employee has breached his or her fiduciary duty to the Company or the Employee has unlawfully taken, physically or electronically, property belonging to the Company.

5.12. Restricted Territory: “Restricted Territory” means the means the geographic areas in which the Employee, at any time within the last two (2) years of the Employment Period, provided services or had a material presence or influence. To the extent Employee has no assigned or discernable geographic area during the relevant period, the Restricted Area means anywhere in the United States of America.

6.	Other Provisions

6.1. Severability, Separability and Reformation: To the extent that any term of this Agreement is found by any court or other judicial body to be void, voidable, or unenforceable, in whole or in part, the Employee agrees that the affected term shall be modified so as to render that term and this Agreement enforceable to the fullest extent possible, without affecting the parties’ remaining rights and obligations under this Agreement. If such term cannot be modified, the Employee agrees that it shall be severed from this Agreement or separated from the other terms of the Agreement, and the remaining terms of the Agreement shall be enforced to the fullest extent possible, without affecting the parties’ remaining rights and obligations hereunder.

6.2. Right to Injunctive Relief: I acknowledge that a violation or threatened violation of any term of this Agreement by me will cause an immediate threat of irreparable harm to the Company. As a result, I agree that, in the event of a violation or threatened violation of any term of this Agreement by me, the Company is entitled to seek and obtain any and all types of injunctive and equitable relief to specifically enforce this Agreement, including, but not limited to, a temporary restraining order, preliminary injunction, permanent injunction, accounting, and recovery of all benefits derived from the violation of this Agreement.

6.3. Attorneys’ Fees, Expenses, Costs, and Interest: In the event of any violation of any term of this Agreement by me or any Person with whom I am employed by or associated with other than the Company, I agree that the Company has the right to recover from me any and all attorneys’ fees, expenses, and costs incurred by the Company in a successful effort to obtain a remedy for such violation, including fees, expenses, and costs associated with any judicial action that is favorable to the Company.

6.4. Governing Law, Jurisdiction, and Venue: This Agreement is governed by the law of the Commonwealth of Massachusetts regardless of the choice of law rules of that state or any other state. I agree that I am subject to personal jurisdiction in the Commonwealth of Massachusetts, and I hereby waive any right to assert that I am not subject to jurisdiction in that state. I also agree that the sole and exclusive jurisdiction and venue for any action arising out of or related in any way to this agreement is in the state or federal courts for the Commonwealth of Massachusetts.

6.5. Survival: I agree that the obligations imposed on me in this Agreement will survive termination of my employment by the Company.

6.6. Binding Effect and Assignment: I agree that this Agreement is binding on my agents, representatives, heirs, and assigns, and will be for the benefit of the Company and its successors and assigns. I further agree that, in the event that the assets or stock of the Company are sold or transferred, the Company’s successors or assigns will succeed to the Company’s rights under this Agreement, unless otherwise agreed by the Company and its successors or assigns, and that the continuation of my employment by the Company’s successors or assigns will continue to be subject to the terms of this Agreement, unless otherwise agreed by the Company’s successors or assigns.

6.7. Entire Agreement: This Agreement contains and comprises all of the promises, undertakings, and representations and the entire agreement, understanding, and arrangement by and between the parties with respect to the subject matter addressed herein, and supersedes all prior agreements between the Employee and Company on the same subject matter.

6.8. Modification and Amendments: This Agreement may only be modified or amended in a writing signed by the Employee and Company (or Company’s successors or assigns).

SIGNATURES ON FOLLOWING PAGE.

For purposes of this AGREEMENT, the parties intend and agree that a signed copy delivered by facsimile or SCANNED electronically AND SENT VIA E-MAIL shall be treated as an original of this AGREEMENT and shall be given the same force and effect. In witness whereof, the parties hereto have ENTERED INTO this AGREEMENT as of the EFFECTIVE date.

Employee:

Dated:	By:

Print Name:

Title:

iSpecimen, Inc.

Dated:	By:

Print Name:

Title: